Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:	Coming Home Studios Contact:
Tami Yanito	Jennifer Drescher	Daniel E. Catullo III
(949) 442-1070 x 3093	(949) 442-1070 x 5010	(323) 467-6000
tami@srslabs.com	jenniferd@srslabs.com	dan@cominghomestudios.com

SRS LABS AND COMING HOME STUDIOS FORM STRATEGIC ALLIANCE THAT INCLUDES WORLDWIDE BRANDING OF CIRCLE SURROUND® ON MUSIC CONCERT DVDs

Companies Team up for Promotion of SRS Circle Surround,

With Five New CS-Encoded DVD Releases to be Launched Worldwide

SANTA ANA, Calif., Sept. 28, 2004 - SRS Labs, Inc. (NASDAQ: SRSL), a leading provider of innovative audio, voice and semiconductor technology solutions and Coming Home Studios, LLC, a Los Angeles-based full service television and DVD production and distribution company, today announced that they have formed a strategic alliance (the “Strategic Alliance”) to co-promote SRS’s technologies, Coming Home Studios’ productions and each other’s respective brands to consumers and SRS Labs’ OEM Channels world-wide.  The first project is a series of concert DVDs produced by Coming Home Studios LLC using the SRS Labs’ Circle Surround multichannel encoding technology.

The Strategic Alliance brings together SRS Labs’ state-of-the-art surround sound technology and Coming Home Studios’ cutting edge music DVD productions to deliver powerful live music concert DVDs to music fans as well as exposing the SRS brand to millions of consumers worldwide. Prior to forming this Strategic Alliance, SRS Labs and Coming Home Studios collaborated on the recent concert DVD, SHOW – A Night in the Life of Matchbox Twenty. In addition to being nominated for a Surround Music Award, SHOW went platinum in the first week of sales and launched at #1 on the Billboard charts.

“I believe this is a win-win situation, where both companies can jointly benefit from this partnership,” said Thomas C.K. Yuen, chairman and CEO of SRS Labs. “Coming Home Studios is a respected leader in the growing concert DVD market.  By forming this partnership, consumers will be exposed to an animated SRS logo at the beginning of each DVD release.  We believe that this exposure, coupled with our other branding efforts, will have the effect of increasing customer awareness so that they look for the SRS brand in more of the consumer electronics products they purchase.  At the same time, we can promote Coming Home Studios’ DVD products and recording artists to our broad channel of consumer electronics manufacturers and their customers.”

Daniel Catullo III, president and CEO for Coming Home Studios said, “The SRS Labs brand continues to represent a symbol of audio excellence all over the world, and we believe that we should benefit from SRS Labs’ strong relationships with global consumer electronics manufacturers.  Now, with each new music DVD project released under this new partnership, consumers can experience the closest thing to a live concert right in their living room.  In working together with SRS, we can deliver the highest quality concert DVDs from today’s hottest recording artists and yesterday’s music legends.”

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SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

SRS and CHS Form Strategic Alliance That Includes Worldwide Branding of CS on Concert DVDs

As part of the Strategic Alliance, SRS Labs and Coming Home Studios entered into four agreements, a Strategic Alliance Agreement, a CHS/SRS LLC Operating Agreement, a Warrant Agreement and a Production Services Agreement.  Under the Operating Agreement, SRS Labs has made an investment of $1.8 million in a joint venture which will entitle SRS Labs to participate in net profits (after payment of artist royalties) generated from sales of five live music DVD projects that are expected to be released through early 2005.  The investment will be recorded under the equity method of accounting in the third quarter of 2004.  For additional details regarding this Strategic Alliance, please refer to SRS Labs’ Form 8-K filing, which is expected to be filed with the U.S. Securities and Exchange Commission today.

Chief financial officer of SRS Labs, Janet Biski said, “Through this alliance, we are excited to be a part of the growing music DVD segment. Due to the fact that this segment is still somewhat young and unpredictable, we have initially invested in five projects to diversify our risk.  This alliance is part of our ongoing strategy to build our brand, while at the same time controlling expenses.  We believe that this relationship with CHS will further enhance our branding efforts, and ultimately produce value for our shareholders.”

Circle Surround is a breakthrough, patented surround format that allows a 5.1 or 6.1 surround mix to be stored or transferred over any two-channel format, including the stereo track of a DVD. Listeners with a surround sound system will enjoy the original 5.1 mix that the artist and engineers created. Also, any Circle Surround-encoded clip that is broadcast over television or radio, compressed for distribution online, or stored digitally on standard media, such as CDs, DVD-Rs, or digital audio players, will retain the surround sound information. One of the most powerful features of the technology is that it is 100 percent compatible with all playback environments, from one-speaker mono to two-speaker stereo or multi-speaker surround sound. One mix now satisfies everyone.  For more information on licensing SRS technology, contact sales@srslabs.com.  To hear an online demonstration of SRS technologies, visit www.srslabs.com/Demonstrations.asp.

About Coming Home Studios

Coming Home Studios is a full service television and DVD production and distribution company that uses cutting edge production methods to provide music fans with a front row seat at the concert. Coming Home Studios has worked with a who’s who of platinum artists, including Matchbox Twenty, Rush, Dave Matthews Band, Duran Duran, Godsmack, Usher, Boz Scaggs, Marilyn Manson, The Go-Gos, Etta James and many more. For more information about Coming Home Studios please contact Daniel E. Catullo III or visit http://www.cominghomestudios.com.

About SRS Labs Inc.

SRS Labs is a recognized leader in the advancement of audio and voice technology.  The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques.  SRS Labs’ technologies can be heard through products ranging from televisions, flat panel displays, DVD players, mobile phones, car audio systems, headphones and notebook and desktop computers.  The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies.  SRS Labs’ wholly owned subsidiary, ValenceTech, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea.  For more information about SRS Labs, Inc. please visit www.srslabs.com.  The information on the aforementioned websites of SRS Labs and Coming Home Studios are not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those by Mr.Yuen in paragraph three and Ms. Biski in paragraph six, are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management.  While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the acceptance of new SRS Labs’ products and technologies, the success of the Strategic Alliance with Coming Home Studios, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

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